Exhibit 99.1

April 14, 2015

Mr. Kevin Casey
Casey Capital, LLC
112 Route 39 North
Sherman, Connecticut 06784

Dear Kevin:

We are in receipt of your February 26th and April 1st letters and thank you for your views on Essex and its prospects.  As a company, we regularly engage in discussions with our stockholders.  As a result, we believe we have a comprehensive understanding of our stockholders' views.

We have found that our investor base fully recognizes the significant improvements at the company driven by our Board, including the complete rebuilding of our senior management team and the implementation of our performance improvement and customer-centric strategic initiatives. As recently reported, these initiatives have already begun to show results, including strong year over year improvement in utilization of our hydraulic crawler crane, rough terrain crane and tower crane fleets, and a meaningful increase in our rental revenue. As a result of the Board's leadership and our new management team's focused and effective execution, we believe Essex is well positioned to continue to make significant progress in 2015 and future years.

With respect to our financial statement presentation, while the timing was indeed unfortunate, our stockholder base recognizes the technical nature of the accounting issues involved, that we make our historic financial statement presentation determinations in consultation with our auditors, and, most importantly, that the presentation changes had no impact on our previously reported earnings, cash balances, liquidity or relationship with our lenders. If helpful, we would be happy to explain each element of the foregoing to you personally.

With respect to your specific recommendations and your purported nomination notice, we note the following:

                1.    Stockholder Representation on the Board.  We strongly believe in the value of stockholder representation on our Board of Directors.  As you know, members of our Board together beneficially own approximately 16% of our outstanding stock, with our independent directors owning substantially all of those shares.  We also understand the value of diverse backgrounds and fresh perspectives, which is why we invited Bill Fox, an industry veteran, to join our Board just last year.  As such, we believe that our Board, as constituted to date, has served our stockholders well, including under relatively difficult business and economic conditions.

Our responsible corporate governance practices in this regard are continuing. As previously disclosed, for our 2015 annual meeting, two of our long-standing Class A directors, John Nestor and Dan Blumenthal, will not be standing for reelection, and our Nominating Committee is undertaking a search to identify highly qualified professionals with strong credentials in the equipment rental sector or other relevant areas of expertise. As a result of these changes, we expect our Board to continue to be well positioned to address the challenges faced by our company and pursue the opportunities available to it.

We also point out that, consistent with our approach to meaningful shareholder engagement and sound corporate governance, at our February 26th meeting with you in our New York offices, we offered to consider you as a director nominee candidate, and invited you to provide us with your professional background materials if you believed your credentials fit the criteria for membership on our Board. We had assumed that you were not interested since you did not provide us with any materials for consideration by our Nominating Committee as requested. One of the benefits sought by this level of proactive engagement was to avoid the cost and disruption of a possible contested election, which we believe to be entirely counter-productive to stockholders' interests in companies the size of Essex. We were disappointed to learn that you determined to pursue this more costly and disruptive approach rather than take us up on our offer to consider your candidacy.

                2.  New York Office.  As you know from our February 26th meeting in our New York offices, we routinely use our New York office space for meetings with stockholders, analysts and potential new investors in the company.  The office space is also occupied year-round by the co-Chairs of our Strategic Planning and Finance Committee, one of whom also serves as Chairman of our Board of Directors.  In addition to providing overall strategic guidance for the company and interfacing with investors and analysts on a regular basis, these co-Chairs have provided and continue to provide significant services to our company, including sourcing and leading financings and refinancings such as the March 2013 and May 2014 Essex Crane Rental refinancings and the Coast refinancing in March 2013, and evaluating and executing upon strategic acquisition opportunities such as the Coast Crane acquisition, all at a fraction of what such services would cost the company if an investment bank were retained for such purposes.

Exhibit 99.1

As such, we believe the benefits to the company of maintaining an office in the country's financial hub more than justify the monthly expense incurred, which, in any event, we believe is very reasonable. Having said that, in response to feedback we have received from other stockholders as well, we have determined to not extend our arrangement with Hyde Park Real Estate LLC for our New York office space beyond the current period expiring February 2016.

                3.  Evaluate Strategic Alternatives.  Consistent with our commitment to maximize stockholder value, the Board, through its Strategic Planning and Finance Committee, regularly evaluates strategic and other alternatives available to the company. As part of that evaluation, as previously disclosed, in January of this year, the Board authorized the engagement of RBC Capital Markets, LLC, a premier advisor in the heavy-lift rental equipment segment, to evaluate strategic alternatives for Essex Crane Rental Corp., one of our operating subsidiaries. We believe this approach is a significantly better strategy for maximizing stockholder value versus pursuing strategic options for our parent company, Essex Rental Corp., as you propose. We intend to provide periodic updates on this initiative as appropriate and warranted.

4. Nomination Notice. As you know, on April 8th, in response to your demand, we agreed to provide you a certified list of the company's stockholders. Upon our receipt and review of the certified list from the company's transfer agent yesterday, we learned that neither you nor the other purported stockholders identified in your nomination notice are listed as stockholders on the company's stock ledger. Under Section 2.9 of the company's By Laws, the stock ledger is wholly determinative as to who is a stockholder of the company, including for purposes of entitlement to vote at any meeting of stockholders. Since neither you nor the other purported stockholders identified in your nomination notice are identified on our stock ledger, the purported nomination notice does not comply with Section 3.3 of the By Laws, which limits the right to make nominations, and to provide notices thereof, to stockholders of the company entitled to vote for the election of directors at the relevant meeting. As a result of the failure to comply with Section 3.3 of the By Laws, in accordance with the By Laws, neither you nor the other purported stockholders identified in your nomination notice materials will be entitled to make nominations at the company's 2015 annual meeting.

Notwithstanding the foregoing, consistent with our prior offer to you, our Nominating Committee is happy to review the viability of your candidacy beginning with the materials submitted with your purported nomination notice. If you would like the Nominating Committee to evaluate one or both of your fellow investment banking colleagues either in lieu of, or in addition to, your candidacy, please advise of same and we will begin the evaluation process with the materials submitted for those individuals. In all cases, we assume that you and your other purported nominees would be available, if desired by the Nominating Committee, to be interviewed in connection with such evaluation, and that each of you is willing to consent to customary background checks, as these elements are a customary part of the Nominating Committee's evaluation process.

We hope that the foregoing is satisfactorily responsive to the concerns and recommendations outlined in your letters.

On behalf of the Board of Directors,

Laurence S. Levy
Chairman